UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2005

CIRCOR INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

DELAWARE	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

25 CORPORATE DRIVE, SUITE 130

BURLINGTON, MASSACHUSETTS 01803-4238

(Address of principal executive offices) (Zip Code)

(781) 270-1200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2005, Circor International, Inc. (the “Company”) entered into a Credit Agreement (as amended, modified and supplemented, the “Credit Agreement”), dated as of December 20, 2005, by and among the Company, as Borrower; certain domestic subsidiaries of the Company, as Subsidiary Guarantors; the Lenders party thereto; KeyBank National Association, as Administrative Agent; and Bank of America, NA, as Syndication Agent. The Credit Agreement provides for a $95 million revolving line of credit and letter of credit facility. The facility expires on the earlier of December 20, 2010 or the date on which the revolving line of credit commitments are terminated by the Lenders in accordance with the Credit Agreement and replaces the Company’s existing revolving credit facility which had no amounts outstanding thereunder, and was terminated, as of December 19, 2005. As of the date of this current report, there were no loans outstanding under the Company’s new revolving credit facility and no obligations outstanding under letters of credit. There are approximately $3.4 million of outstanding letters of credit issued under the former revolving credit facility, which will be reissued under the new December 20, 2005 revolving credit facility in the near future.

The borrowings under the revolving line of credit and letter of credit bear interest and fees as set forth in the Credit Agreement. The Company may repay any borrowings under the Credit Agreement at any time.

Under the Credit Agreement, the Company must comply with various financial and non-financial covenants, including certain financial ratios. Under certain circumstances the Company and the Subsidiary Guarantors must pledge to the Administrative Agent certain equity interests in certain subsidiaries. The Lenders are entitled to accelerate repayment of the loans under the Credit Agreement upon the occurrence of any of various events of default.

Item 1.02 Termination of a Material Definitive Agreement.

See Item 1.01 above which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is incorporated herein by reference.

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Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 23, 2005

CIRCOR INTERNATIONAL, INC.

/s/ David A. Bloss Sr.

By: David A. Bloss Sr.

Chairman, President and Chief Executive Officer

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